NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:                                         Fred Pevow, President & CEO                 Jill Marlatt, Controller

                                                        (713) 336-0844                                           (713) 336-0844

Gateway Announces Completion of a Private Placement

Houston – (PR Newswire) – November 23, 2010 – Gateway Energy Corporation (OTCBB: GNRG) today announced the completion of a private placement of 4,028,000 shares of common stock at a sale price of $0.25 per share for total gross proceeds of $1,007,000.  The Company intends to use the proceeds from the sale of the common stock to potentially retire indebtedness outstanding under the Company’s credit facility with Meridian Bank Texas, N.A., to fund acquisitions and for general working capital.

Mr. Fred Pevow, President & CEO of Gateway, commented “we tried to strike the difficult balance between raising the minimum amount of equity capital necessary to fund our near-term growth and ownership dilution at a pricing discount to the tangible book value of our equity. We are very pleased however that both existing and new investors expressed confidence in the Company. This small private placement represents the most significant infusion of new equity capital into the Company since 1997”.

The common stock was offered and sold on a private placement basis to selected accredited investors (as defined in Rule 501(a) of Regulation D of the Securities Act of 1933, as amended (the “1933 Act”) in reliance on the exemption from registration contained in Rule 506 of Regulation D of the 1933 Act.

About Gateway Energy

 Gateway Energy Corporation owns and operates natural gas distribution, transportation, and gathering systems onshore in the continental United States and in federal and state waters of the Gulf of Mexico.

Safe Harbor Statement

Certain of the statements included in this press release, which express a belief, expectation or intention, as well as those regarding future financial performance or results (including, without limitation, the timing of the closing, future revenue from the assets acquired, our ability to manage the new assets without a material increase in general and administrative expense and Gateway’s financing plans), or which are not historical facts, are “forward-looking” statements as that term is defined in the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. The words “expect”, “plan”, “believe”, “anticipate”, “project”, “estimate”, and similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance or events and such statements involve a number of risks, uncertainties and assumptions, including but not limited to industry conditions, prices of crude oil and natural gas, regulatory changes, general economic conditions, interest rates, competition, and other factors. Should one or more of these risks or uncertainties materialize or should the underlying assumptions prove incorrect, actual results and outcomes may differ materially from those indicated in the forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.